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                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


                                FORM 8-K

                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                          DECEMBER 13, 1995

                            AMRESCO, INC.

   STATE OF DELAWARE               0-8630                     59-1781257
(STATE OF INCORPORATION)    (COMMISSION FILE NO.)     (IRS EMPLOYER IDENTIFICATION NO.)

                         1845 WOODALL RODGERS FREEWAY
                                SUITE 1700
                           DALLAS, TEXAS  75201
            (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (214) 953-7700


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                                              Location of Exhibit Index - Page 4

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ITEM 5.   OTHER EVENTS.

     COMMON STOCK OFFERING. On December 13, 1995, AMRESCO, INC. (the "Company") completed a registered underwritten public offering of 2,000,000 shares of the Company's common stock, par value $0.05 per share (the "Common Stock"). Subsequent thereto, the Company sold an additional 300,000 shares of its Common Stock upon exercise of the underwriters' over-allotment option. The net proceeds from the offering, including the over-allotment shares, aggregated approximately $25.1 million and were used to repay borrowings under the Company's Revolving Loan Agreement. The price to the public was $11.75 per share and the price to the Company per share was $11.10 (after an underwriting discount of $0.65 per share). The underwriters were led by The Robinson-Humphrey Company, Inc. and Piper Jaffray Inc. In addition to the offering of shares of Common Stock by the Company, two institutional shareholders sold an aggregate of 2,300,000 shares of Common Stock (including 300,000 shares sold pursuant to the exercise of the underwriters' over-allotment option). The Company did not receive any proceeds from the sale of the shareholders' shares.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     The following documents are attached hereto as exhibits:

     (a)  Financial statements of business acquired -- not applicable.

     (b)  Pro Forma Combined Condensed Financial Information -- not applicable.

     (c)  Exhibits:

          1.1 Underwriting Agreement, dated December 7, 1995, among the Company, the Selling Shareholders named therein, and The Robinson-Humphrey Company, Inc. and Piper Jaffray Inc., as representatives of the underwriters listed in Schedule I thereto.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AMRESCO, INC.



Date: December 21, 1995          By:----------------------------------
                                 Name:  L. Keith Blackwell
                                 Title: General Counsel and Secretary









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                                  EXHIBIT INDEX


 EXHIBIT NO.          DESCRIPTION OF EXHIBIT              SEQUENTIAL PAGE NO.
 -----------          ----------------------              -------------------
  1.1                 Underwriting Agreement,                       5
                      dated December 7, 1995,
                      among the Company, the
                      Selling Shareholders named
                      therein, and The Robinson-
                      Humphrey Company, Inc. and
                      Piper Jaffray Inc., as
                      representatives of the
                      underwriters listed in
                      Schedule I thereto.




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